Exhibit 99.1

HESS CORPORATION

HESS REPORTS ESTIMATED RESULTS FOR THE FIRST QUARTER OF 2025
Key Development:
•The fourth and largest oil development on the Stabroek Block to date, Yellowtail, is on track to start up in the third quarter of 2025 with an initial gross production capacity of approximately 250,000 barrels of oil per day (bopd) utilizing the ONE GUYANA floating production, storage and offloading vessel (FPSO), which arrived offshore Guyana on April 15th
First Quarter Financial and Operational Highlights:
•Net income was $430 million, or $1.39 per share, compared with $972 million, or $3.16 per share, in the first quarter of 2024; adjusted net income1 in the first quarter of 2025 was $559 million, or $1.81 per share
•Oil and gas net production was 476,000 barrels of oil equivalent per day (boepd) in the first quarter of both 2025 and 2024
•E&P capital and exploratory expenditures were $1,085 million, compared with $927 million in the prior-year quarter
NEW YORK, April 30, 2025 — Hess Corporation (NYSE: HES) today reported net income of $430 million, or $1.39 per share, in the first quarter of 2025, compared with net income of $972 million, or $3.16 per share, in the first quarter of 2024. On an adjusted basis, the Corporation reported net income of $559 million, or $1.81 per share, in the first quarter of 2025. The decrease in adjusted after-tax earnings compared with the prior-year quarter primarily reflects lower realized oil selling prices and sales volumes in the first quarter of 2025.

1.“Adjusted net income” is a non-GAAP financial measure. The reconciliation to its nearest GAAP equivalent measure, and its definition, appear on pages 6 and 7, respectively. As provided in the reconciliation, there were no items identified as affecting comparability of earnings between periods for the three months ended March 31, 2024.

After-tax income (loss) by major operating activity was as follows:

	Three Months Ended March 31, (unaudited)
	2025	2024

	(In millions, except per share amounts)
Net Income Attributable to Hess Corporation
Exploration and Production	$434	$997
Midstream	70	67
Corporate, Interest and Other	(74)	(92)
Net income attributable to Hess Corporation	$430	$972
Net income per share (diluted)	$1.39	$3.16

Adjusted Net Income Attributable to Hess Corporation
Exploration and Production	$563	$997
Midstream	70	67
Corporate, Interest and Other	(74)	(92)
Adjusted net income attributable to Hess Corporation	$559	$972
Adjusted net income per share (diluted)	$1.81	$3.16

Weighted average number of shares (diluted)	308.6	307.9

Exploration and Production:
E&P net income was $434 million in the first quarter of 2025, compared with $997 million in the first quarter of 2024. On an adjusted basis, E&P first quarter 2025 net income was $563 million. The Corporation’s average realized crude oil selling price was $71.22 per barrel in the first quarter of 2025, compared with $80.06 per barrel in the prior-year quarter. The average realized natural gas liquids (NGL) selling price in the first quarter of 2025 was $24.08 per barrel, compared with $22.97 per barrel in the prior-year quarter, while the average realized natural gas selling price was $4.89 per mcf, compared with $4.62 per mcf in the first quarter of 2024.
Net production was 476,000 boepd in the first quarter of both 2025 and 2024. In the second quarter of 2025, E&P net production is expected to be in the range of 480,000 boepd to 490,000 boepd.
Cash operating costs, which include operating costs and expenses, production and severance taxes, and E&P general and administrative expenses, were $12.27 per barrel of oil equivalent (boe) excluding items affecting comparability of earnings between periods in the first quarter of 2025, compared with $10.79 per boe in the prior-year quarter, primarily due to increased maintenance activity in North Dakota. Cash operating costs in the second quarter of 2025, are expected to be higher compared to the first quarter of 2025, reflecting increased workover activity in the Gulf of America and Southeast Asia.
Operational Highlights for the First Quarter of 2025:
Bakken (Onshore U.S.):  Net production from the Bakken was 195,000 boepd in the first quarter of 2025, compared with 190,000 boepd in the prior-year quarter, primarily reflecting increased drilling and completion activity partially offset by the impact of winter weather in the first quarter of 2025. NGL and natural gas volumes received under percentage of proceeds contracts were 19,000 boepd in the first quarter of both 2025 and 2024. During the first quarter of 2025, the Corporation operated four rigs and drilled 28 wells, completed 36 wells, and brought 32 new wells online. The Corporation plans to continue operating four drilling rigs in 2025. Bakken net production is forecasted to be in the range of 210,000 boepd to 215,000 boepd in the second quarter of 2025.
Gulf of America (Offshore U.S.):  Net production from the Gulf of America in the first quarter of 2025 was 41,000 boepd, compared with 31,000 boepd in the prior-year quarter, primarily due to start up of the Pickerel well (Hess – 100%) that achieved first production in June 2024 as a tieback to the Tubular Bells production facility.
Guyana (Offshore): At the Stabroek Block (Hess – 30%), net production totaled 183,000 bopd2 in the first quarter of 2025, compared with 190,000 bopd2 in the prior-year quarter, due to tax barrels being lower by 13,000 bopd2 in the first quarter of 2025 compared to the prior-year quarter. Guyana net production is forecasted to be approximately 180,000 bopd2 in the second quarter of 2025. In the first quarter of 2025, 14 cargos of crude oil were sold from Guyana, compared with 15 cargos in the prior-year quarter. In the second quarter of 2025, 15 cargos of crude oil are expected to be sold.
The fourth and largest oil development on the block to date, Yellowtail, is on track to start up in the third quarter of 2025 with an initial gross production capacity of approximately 250,000 bopd utilizing the ONE GUYANA FPSO, which arrived offshore Guyana on April 15, 2025. The fifth development, Uaru, was sanctioned in April 2023 with a gross production capacity of approximately 250,000 bopd and first production expected in 2026. The sixth development, Whiptail, was sanctioned in April 2024 with a gross production capacity of approximately 250,000 bopd and first production expected in 2027. A field development plan for the seventh development, Hammerhead, was submitted to the Government of Guyana in March 2025. Pending government and regulatory approval and project sanctioning, the development is anticipated to have a gross production capacity of approximately 150,000 bopd and first production expected in 2029.
Southeast Asia (Offshore): Net production at North Malay Basin and JDA was 57,000 boepd in the first quarter of 2025, compared with 65,000 boepd in the prior-year quarter.

Midstream:
The Midstream segment had net income of $70 million in the first quarter of 2025, compared with net income of $67 million in the prior-year quarter.
In January 2025, Hess Midstream Operations LP (HESM Opco), a consolidated subsidiary of Hess Midstream LP (HESM), repurchased approximately 2.6 million HESM Opco Class B units held by Hess Corporation and Global Infrastructure Partners for $100 million, of which the Corporation received $38 million. The Corporation continues to own approximately 37.8% of HESM on a consolidated basis.
Corporate, Interest and Other:
After-tax expense for Corporate, Interest and Other was $74 million in the first quarter of 2025, compared with $92 million in the first quarter of 2024, reflecting higher capitalized interest.
Capital and Exploratory Expenditures:
E&P capital and exploratory expenditures were $1,085 million in the first quarter of 2025, compared with $927 million in the prior-year quarter, primarily due to higher development activities in Guyana. Full year 2025 E&P capital and exploratory expenditures are expected to be approximately $4.5 billion.
Midstream capital expenditures were $50 million in the first quarter of 2025 and $35 million in the prior-year quarter.
Liquidity:
Excluding the Midstream segment, Hess Corporation had cash and cash equivalents of $1.3 billion and debt and finance lease obligations totaling $5.3 billion at March 31, 2025. The Corporation’s debt to capitalization ratio as defined in its debt covenants was 27.8% at March 31, 2025 and 28.3% at December 31, 2024.
The Midstream segment had cash and cash equivalents of $7 million and total debt of $3.6 billion at March 31, 2025. During the first quarter of 2025, HESM Opco issued $800 million in aggregate principal amount of 5.875% fixed-rate senior unsecured notes due in 2028 and used the proceeds to redeem its outstanding $800 million 5.625% fixed-rate senior unsecured notes due in 2026.
Net cash provided by operating activities was $1,401 million in the first quarter of 2025, compared with $885 million in the first quarter of 2024. Net cash provided by operating activities before changes in operating assets and liabilities3 was $1,315 million in the first quarter of 2025, which includes a charge for items affecting comparability of $129 million for accrued legal claims in

North Dakota, compared with $1,729 million in the prior-year quarter, primarily due to lower realized oil selling prices and sales volumes in the first quarter of 2025. Changes in operating assets and liabilities increased cash flow from operating activities by $86 million in the first quarter of 2025. Changes in operating assets and liabilities decreased cash flow from operating activities by $844 million in the first quarter of 2024, primarily due to an increase in accounts receivable related to Guyana oil liftings and a decrease in accrued liabilities which included a payment in connection with the HONX, Inc. settlement.
Items Affecting Comparability of Earnings Between Periods:
The following table reflects the total after-tax income (expense) of items affecting comparability of earnings between periods:

	Three Months Ended March 31, (unaudited)
	2025	2024

	(In millions)
Exploration and Production	$(129)	$—
Midstream	—	—
Corporate, Interest and Other	—	—
Total items affecting comparability of earnings between periods	$(129)	$—
First Quarter 2025: E&P results include a pre-tax charge of $129 million ($129 million after income taxes) for anticipated settlement of legal claims related to post production gathering, processing and transportation fees in North Dakota, and is included in General and administrative expenses in the income statement.

2.Net production from Guyana included 20,000 bopd of tax barrels in the first quarter of 2025 and 33,000 bopd of tax barrels in the first quarter of 2024. Net production guidance for Guyana for the second quarter of 2025 includes tax barrels of approximately 20,000 bopd.
3.“Net cash provided by (used in) operating activities before changes in operating assets and liabilities” is a non-GAAP financial measure.  The reconciliation to its nearest GAAP equivalent measure, and its definition, appear on pages 6 and 7, respectively.

Reconciliation of U.S. GAAP to Non-GAAP Measures:
The following table reconciles reported net income attributable to Hess Corporation and adjusted net income:

	Three Months Ended March 31, (unaudited)
	2025	2024

	(In millions)
Net income attributable to Hess Corporation	$430	$972
Less: Total items affecting comparability of earnings between periods	(129)	—
Adjusted net income attributable to Hess Corporation	$559	$972

The following table reconciles reported net cash provided by (used in) operating activities from net cash provided by (used in) operating activities before changes in operating assets and liabilities:

	Three Months Ended March 31, (unaudited)
	2025	2024

	(In millions)
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	$1,315	$1,729
Changes in operating assets and liabilities	86	(844)
Net cash provided by (used in) operating activities	$1,401	$885
Due to the pending merger with Chevron Corporation (Chevron), the Corporation will not host a conference call to review its first quarter 2025 results.
Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas.  More information on Hess Corporation is available at www.hess.com.
Forward-looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature. Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; estimates of our crude oil and natural gas reserves and levels of production; benchmark prices of crude oil, NGL and natural gas and our associated realized price differentials; our projected budget and capital and exploratory expenditures; expected timing and completion of our development projects; information about sustainability goals and targets and planned social, safety and environmental policies, programs and initiatives; future economic and market conditions in the oil and gas industry; and expected timing and completion of our proposed merger with Chevron.
Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. The following important factors could cause actual results to differ materially from those in our forward-looking statements: fluctuations in market prices of crude oil, NGL and natural gas and competition in the oil and gas exploration and production industry;

reduced demand for our products, including due to perceptions regarding the oil and gas industry, competing or alternative energy products and political conditions and events; potential failures or delays in increasing oil and gas reserves, including as a result of unsuccessful exploration activity, drilling risks and unforeseen reservoir conditions, and in achieving expected production levels; changes in tax, property, contract and other laws, regulations and governmental actions applicable to our business, including legislative and regulatory initiatives regarding environmental concerns, such as measures to limit greenhouse gas emissions and flaring, fracking bans as well as restrictions on oil and gas leases; operational changes and expenditures due to climate change and sustainability related initiatives; disruption or interruption of our operations due to catastrophic and other events, such as accidents, severe weather, geological events, shortages of skilled labor, cyber-attacks, public health measures, or climate change; the ability of our contractual counterparties to satisfy their obligations to us, including the operation of joint ventures under which we may not control and exposure to decommissioning liabilities for divested assets in the event the current or future owners are unable to perform; unexpected changes in technical requirements for constructing, modifying or operating exploration and production facilities and/or the inability to timely obtain or maintain necessary permits; availability and costs of employees and other personnel, drilling rigs, equipment, supplies and other required services; any limitations on our access to capital or increase in our cost of capital, including as a result of limitations on investment in oil and gas activities, rising interest rates or negative outcomes within commodity and financial markets; liability resulting from environmental obligations and litigation, including heightened risks associated with being a general partner of HESM; risks and uncertainties associated with our proposed merger with Chevron; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission (SEC).
As and when made, we believe that our forward-looking statements are reasonable. However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.
Non-GAAP financial measures
The Corporation has used non-GAAP financial measures in this earnings release. “Adjusted net income” presented in this release is defined as reported net income attributable to Hess Corporation excluding items identified as affecting comparability of earnings between periods. “Net cash provided by (used in) operating activities before changes in operating assets and liabilities” presented in this release is defined as Net cash provided by (used in) operating activities excluding changes in operating assets and liabilities. Management uses adjusted net income to evaluate the Corporation’s operating performance and believes that investors’ understanding of our performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations. Management believes that net cash provided by (used in) operating activities before changes in operating assets and liabilities demonstrates the Corporation’s ability to internally fund capital expenditures, pay dividends and service debt. These measures are not, and should not be viewed as, a substitute for U.S. GAAP net income or net cash provided by (used in) operating activities. A reconciliation of reported net income attributable to Hess Corporation (U.S. GAAP) to adjusted net income, and a reconciliation of net cash provided by (used in) operating activities (U.S. GAAP) to net cash provided by (used in) operating activities before changes in operating assets and liabilities are provided in the release.
Cautionary Note to Investors
We use certain terms in this release relating to resources other than proved reserves, such as unproved reserves or resources.  Investors are urged to consider closely the oil and gas disclosures in Hess Corporation’s Form 10-K, File No. 1-1204, available from Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036 c/o Corporate Secretary and on our website at www.hess.com.  You can also obtain this form from the SEC on the EDGAR system.
For Hess Corporation
Investor Contact:
Jay Wilson
(212) 536-8940
Media Contacts:
Lorrie Hecker
(212) 536-8250
Nick Rust
FGS Global
(917) 439-0307

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First Quarter 2025	First Quarter 2024	Fourth Quarter 2024
Income Statement

Revenues and non-operating income
Sales and other operating revenues	$2,912	$3,309	$3,194
Other, net	26	32	31
Total revenues and non-operating income	2,938	3,341	3,225
Costs and expenses
Marketing, including purchased oil and gas	578	622	653
Operating costs and expenses	470	412	532
Production and severance taxes	51	56	53
Exploration expenses, including dry holes and lease impairment	76	42	139
General and administrative expenses	271	124	135
Interest expense	92	113	93
Depreciation, depletion and amortization	619	557	692
Total costs and expenses	2,157	1,926	2,297
Income before income taxes	781	1,415	928
Provision for income taxes	259	348	288
Net income	522	1,067	640
Less: Net income attributable to noncontrolling interests	92	95	98
Net income attributable to Hess Corporation	$430	$972	$542

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	March 31, 2025	December 31, 2024
Balance Sheet Information
Assets
Cash and cash equivalents	$1,324	$1,171
Other current assets	1,752	2,002
Property, plant and equipment – net	20,422	19,921
Operating lease right-of-use assets – net	599	652
Finance lease right-of-use assets – net	86	90
Other long-term assets	2,955	2,715
Total assets	$27,138	$26,551
Liabilities and equity
Current portion of long-term debt	$25	$23
Current portion of operating and finance lease obligations	346	346
Other current liabilities	2,479	2,457
Long-term debt	8,654	8,555
Long-term operating lease obligations	347	404
Long-term finance lease obligations	126	132
Other long-term liabilities	2,776	2,631
Total equity excluding accumulated other comprehensive income (loss)	11,727	11,424
Accumulated other comprehensive income (loss)	(206)	(208)
Noncontrolling interests	864	787
Total liabilities and equity	$27,138	$26,551

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	March 31, 2025	December 31, 2024
Total Debt
Hess Corporation	$5,107	$5,106
Midstream (a)	3,572	3,472
Hess Consolidated	$8,679	$8,578
(a) Midstream debt is non-recourse to Hess Corporation.

	March 31, 2025	December 31, 2024
Debt to Capitalization Ratio (a)
Hess Consolidated	41.6%	42.1%
Hess Corporation as defined in debt covenants	27.8%	28.3%
(a)Includes finance lease obligations.

	Three Months Ended March 31,
	2025	2024
Interest Expense
Gross interest expense – Hess Corporation	$83	$87
Less: Capitalized interest – Hess Corporation	(49)	(23)
Interest expense – Hess Corporation	34	64
Interest expense – Midstream (a)	58	49
Interest expense – Hess Consolidated	$92	$113
(a)Midstream interest expense is reported in the Midstream operating segment.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First Quarter 2025	First Quarter 2024	Fourth Quarter 2024
Cash Flow Information

Cash Flows from Operating Activities
Net income	$522	$1,067	$640
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	619	557	692
Exploratory dry hole costs	21	—	92
Exploration lease impairment	7	3	6
Stock compensation expense	43	39	21
Provision (benefit) for deferred income taxes and other tax accruals	103	63	70
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	1,315	1,729	1,521
Changes in operating assets and liabilities	86	(844)	(209)
Net cash provided by (used in) operating activities	1,401	885	1,312
Cash Flows from Investing Activities
Additions to property, plant and equipment - E&P	(966)	(902)	(1,661)
Additions to property, plant and equipment - Midstream	(46)	(55)	(95)
Proceeds from asset sales, net of cash sold	2	—	15
Other, net	—	(1)	—
Net cash provided by (used in) investing activities	(1,010)	(958)	(1,741)
Cash Flows from Financing Activities
Net borrowings (repayments) of debt with maturities of 90 days or less	113	115	(15)
Debt with maturities of greater than 90 days:
Borrowings	800	—	—
Repayments	(805)	(3)	(5)
Cash dividends paid	(157)	(137)	(154)
Noncontrolling interests, net	(156)	(151)	(92)
Employee stock options exercised	6	11	8
Withholding tax on stock-based incentive awards	(24)	(8)	(1)
Payments on finance lease obligations	(3)	(3)	(3)
Other, net	(12)	(1)	(2)
Net cash provided by (used in) financing activities	(238)	(177)	(264)
Net Increase (Decrease) in Cash and Cash Equivalents	153	(250)	(693)
Cash and Cash Equivalents at Beginning of Period	1,171	1,688	1,864
Cash and Cash Equivalents at End of Period	$1,324	$1,438	$1,171

Additions to Property, Plant and Equipment included within Investing Activities
Capital expenditures incurred	$(1,087)	$(923)	$(1,720)
Increase (decrease) in related liabilities	75	(34)	(36)
Additions to property, plant and equipment	$(1,012)	$(957)	$(1,756)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First Quarter 2025	First Quarter 2024	Fourth Quarter 2024
Capital and Exploratory Expenditures

E&P Capital and exploratory expenditures
United States
North Dakota	$360	$288	$331
Offshore and Other	95	159	104
Total United States	455	447	435
Guyana	613	447	1,209
Malaysia and JDA	5	28	27
Other	12	5	6
E&P Capital and exploratory expenditures	$1,085	$927	$1,677

Total exploration expenses charged to income included above	$48	$39	$41

Midstream Capital expenditures	$50	$35	$84

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	First Quarter 2025
Income Statement	United States	International	Total

Total revenues and non-operating income
Sales and other operating revenues	$1,545	$1,359	$2,904
Other, net	8	3	11
Total revenues and non-operating income	1,553	1,362	2,915
Costs and expenses
Marketing, including purchased oil and gas (a)	571	28	599
Operating costs and expenses	260	129	389
Production and severance taxes	47	4	51
Midstream tariffs	348	—	348
Exploration expenses, including dry holes and lease impairment	60	16	76
General and administrative expenses	205	9	214
Depreciation, depletion and amortization	298	270	568
Total costs and expenses	1,789	456	2,245
Results of operations before income taxes	(236)	906	670
Provision for income taxes	—	236	236
Net income (loss) attributable to Hess Corporation	$(236)	$670	$434

	First Quarter 2024
Income Statement	United States	International	Total

Total revenues and non-operating income
Sales and other operating revenues	$1,523	$1,780	$3,303
Other, net	10	1	11
Total revenues and non-operating income	1,533	1,781	3,314
Costs and expenses
Marketing, including purchased oil and gas (a)	589	51	640
Operating costs and expenses	205	133	338
Production and severance taxes	54	2	56
Midstream tariffs	328	—	328
Exploration expenses, including dry holes and lease impairment	34	8	42
General and administrative expenses	64	8	72
Depreciation, depletion and amortization	244	263	507
Total costs and expenses	1,518	465	1,983
Results of operations before income taxes	15	1,316	1,331
Provision for income taxes	—	334	334
Net income (loss) attributable to Hess Corporation	$15	$982	$997
(a)Includes amounts charged from the Midstream segment.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	Fourth Quarter 2024
Income Statement	United States	International	Total

Total revenues and non-operating income
Sales and other operating revenues	$1,546	$1,642	$3,188
Other, net	12	—	12
Total revenues and non-operating income	1,558	1,642	3,200
Costs and expenses
Marketing, including purchased oil and gas (a)	628	46	674
Operating costs and expenses	258	186	444
Production and severance taxes	52	1	53
Midstream tariffs	364	—	364
Exploration expenses, including dry holes and lease impairment	124	15	139
General and administrative expenses	81	11	92
Depreciation, depletion and amortization	282	358	640
Total costs and expenses	1,789	617	2,406
Results of operations before income taxes	(231)	1,025	794
Provision for income taxes	—	265	265
Net income (loss) attributable to Hess Corporation	$(231)	$760	$529
(a)Includes amounts charged from the Midstream segment.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	First Quarter 2025	First Quarter 2024	Fourth Quarter 2024
Net Production Per Day (in thousands)

Crude oil - barrels
United States
North Dakota	87	88	93
Offshore	30	22	22
Total United States	117	110	115
Guyana (a)	183	190	195
Malaysia and JDA	4	5	5
Total	304	305	315

Natural gas liquids - barrels
United States
North Dakota	73	69	76
Offshore	3	2	3
Total United States	76	71	79

Natural gas - mcf
United States
North Dakota	212	200	232
Offshore	45	41	30
Total United States	257	241	262
Malaysia and JDA	317	358	345
Total	574	599	607

Barrels of oil equivalent	476	476	495
(a)Production from Guyana includes 20,000 bopd of tax barrels in the first quarter of 2025, 33,000 bopd of tax barrels in the first quarter of 2024 and 29,000 bopd of tax barrels in the fourth quarter of 2024.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	First Quarter 2025	First Quarter 2024	Fourth Quarter 2024
Sales Volumes Per Day (in thousands) (a)
Crude oil – barrels	288	308	319
Natural gas liquids – barrels	78	73	80
Natural gas – mcf	574	599	607
Barrels of oil equivalent	462	481	500

Sales Volumes (in thousands) (a)
Crude oil – barrels	25,891	28,053	29,369
Natural gas liquids – barrels	7,032	6,650	7,363
Natural gas – mcf	51,682	54,495	55,880
Barrels of oil equivalent	41,537	43,786	46,045
(a)Sales volumes from purchased crude oil, natural gas liquids, and natural gas are not included in the sales volumes reported.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	First Quarter 2025	First Quarter 2024	Fourth Quarter 2024
Average Selling Prices

Crude oil - per barrel
United States
North Dakota	$67.52	$71.75	$68.10
Offshore	71.44	75.86	69.94
Total United States	68.53	72.58	68.47
Guyana	73.03	84.27	74.19
Malaysia and JDA	64.05	81.10	72.07
Worldwide	71.22	80.06	72.10

Natural gas liquids - per barrel
United States
North Dakota	$24.06	$23.03	$23.03
Offshore	24.61	21.36	23.74
Worldwide	24.08	22.97	23.05

Natural gas - per mcf
United States
North Dakota	$2.66	$1.80	$1.22
Offshore	4.13	2.11	1.91
Total United States	2.92	1.85	1.30
Malaysia and JDA	6.49	6.49	6.24
Worldwide	4.89	4.62	4.10